(e)(2)

Schedule A

to the

Distribution Agreement

between

Marshall Funds, Inc. d/b/a BMO Funds

and

M&I Distributors, LLC

BMO Prime Money Market Fund

BMO Government Money Market Fund

BMO Tax-Free Money Market Fund

BMO Aggregate Bond Fund

BMO Government Income Fund

BMO Short-Intermediate Bond Fund

BMO Short-Term Income Fund

BMO Small-Cap Growth Fund

BMO Mid-Cap Growth Fund

BMO Mid-Cap Value Fund

BMO Large-Cap Growth Fund

BMO Large-Cap Value Fund

BMO Lloyd George Emerging Markets Equity Fund

BMO TCH Core Plus Bond Fund

BMO TCH Corporate Income Fund

BMO Ultra Short Tax-Free Fund

BMO Intermediate Tax-Free Fund

BMO Small-Cap Value Fund

BMO Dividend Income Fund

BMO Monegy High Yield Bond Fund

BMO Pyrford Global Strategic Return Fund

BMO Pyrford International Stock Fund

BMO Low Volatility Equity Fund

BMO Short Tax-Free Fund

BMO TCH Emerging Markets Bond Fund